INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of DynaGen, Inc. on Form S-3 of our report dated July 24, 1996, except for Note 12 as to which the date is August 19, 1996, appearing in the Annual Report on Form 10-K of DynaGen, Inc. for the fiscal year ended June 30, 1996 and to the incorporation by reference of our report dated July 21, 1993, appearing in the Final Prospectus of DynaGen, Inc. dated March 16, 1994. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in the Final Prospectus of DynaGen, Inc. dated March 16, 1994.


                                                     WOLF & COMPANY, P.C.

Boston, Massachusetts
January 9, 1997